QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.5

UNITED STATES BANKRUPTCY COURT

DISTRICT OF DELAWARE

In re	)	Chapter 11
)
FANNIE MAY HOLDINGS, INC. and	)
ARCHIBALD CANDY CORPORATION	)	Case No. 02- 11719 (KJC)
)
	)	Jointly Administered
)
Debtors.	)	Re: Docket No. 402

NOTICE OF ENTRY OF CONFIRMATION ORDER
AND OCCURRENCE OF EFFECTIVE DATE

        PLEASE TAKE NOTICE that, on September 26, 2002, an Order (the "Confirmation Order") confirming the Second Amended Joint Plan of Reorganization dated September 23, 2002 (the "Plan") filed by Fannie May Holdings, Inc. and Archibald Candy Corporation (together, the "Debtors") was entered by the United States Bankruptcy Court for the District of Delaware. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

        PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on November 1, 2002.

        PLEASE TAKE FURTHER NOTICE that, pursuant to Section 2.5 of the Plan, the Confirmation Order requires that all requests for payment of administrative costs and expenses incurred prior to the Effective Date, including all applications for final allowance of compensation and reimbursement of expenses of Professionals incurred through the Effective Date, shall be filed with the Bankruptcy Court and served on the notice parties set forth in the Confirmation Order, so as to be received no later than December 16, 2002 at 4:00 p.m. Any such request that is not filed and served by that date shall be barred and may not thereafter be asserted.

        PLEASE TAKE FURTHER NOTICE that, pursuant to Section 8.1 of the Plan, on September 6, 2002, Debtors filed their First Amended Schedule of Executory Contracts and Unexpired Leases (the "Rejection Schedule"), attached as Exhibit G to the Plan. Pursuant to Section 8.2 of the Plan, on September 20, 2002, Debtors filed their First Amended Schedule of Assumed Unexpired Leases and a Supplement to the First Amended Schedule of Assumed Unexpired Leases (the "Assumption Schedule"), attached as Exhibit H to the Plan. On September 23, 2002, Debtors amended the Assumption Schedule by filing their Schedule of Amended Leases, Pursuant to Section 8.2.3 of the Debtors' Second Amended Joint Plan of Reorganization (the "Amended Assumption Schedule"). All executory contracts and unexpired leases of Holdings that had not expired by their own terms, were not rejected prior to the Confirmation Date and are not on the Assumption Schedule (as modified by the Amended Assumption Schedule) were deemed rejected on the Confirmation Date. All executory contracts and unexpired leases of Archibald that had not expired by their own terms prior to the Confirmation Date, were not rejected prior to the Confirmation Date and are not on the Rejection Schedule (or added thereto pursuant to 8.2.3 of the Plan) filed by the Debtors on September 6, 2002 (as modified as filed September 23, 2002) were assumed by Reorganized Archibald on the Effective Date.

        PLEASE TAKE FURTHER NOTICE that all proofs of claim with respect to claims arising from the rejection of any executory contract or unexpired lease must be filed with:

    Robert L. Berger & Associates, L.L.C.
    Fannie May Holdings/Archibald Candy Corporation
    PMB 1031
    10351 Santa Monica Blvd., Suite 101A
    Los Angeles, California 90025

and served upon counsel for the Debtors, so as to be received within thirty (30) days from the date of this notice. Any such claims not filed and served by that date shall be barred and may not thereafter be asserted.

        PLEASE TAKE FURTHER NOTICE that the Confirmation Order contains other provisions that may affect your rights. You are encouraged to review the Plan and the Confirmation Order. Copies of the Plan and the

Confirmation Order may be obtained from the Clerk of the Bankruptcy Court, at www.deb.uscourts.gov or from counsel to the Debtors listed below.

YOUNG CONAWAY STARGATT & TAYLOR, LLP	WINSTON & STRAWN

/s/  PAULINE MORGAN
Pauline K. Morgan (No. 3650)
M. Blake Cleary (No. 3614)
The Brandywine Bldg.
1000 West Street, 17th Floor
P.O. Box 391
Wilmington, DE 19899-0391
Telephone: 302-571-6600
Fax: 302-571-1253	Matthew J. Botica Daniel J. McGuire 35 West Wacker Drive Chicago, IL 60601-9703 Telephone: 312-558-5600 Fax: 312-558-5700
Co-Counsel for the Reorganized Debtors
Dated: November 12, 2002

QuickLinks

  Exhibit 2.5
NOTICE OF ENTRY OF CONFIRMATION ORDER AND OCCURRENCE OF EFFECTIVE DATE